Exhibit 1.

Pikeville, Kentucky

FOR IMMEDIATE RELEASE

May 13, 2003

CONTACT

JEAN R. HALE, VICE CHAIRMAN, PRESIDENT & C.E.O.

COMMUNITY TRUST BANCORP, INC.

(606) 437-3294

Community Trust Bancorp, Inc. announces an increase in its stock repurchase program

Community Trust Bancorp, Inc. (NASDAQ: CTBI) announced today that its Board of Directors has approved an increase in its stock repurchase program pursuant to which the Corporation is authorized to purchase up to an additional 1,000,000 shares of its outstanding common stock. The Corporation's stock repurchase program began in December 1998 with the authorization to acquire up to 500,000 shares and was increased by an additional 1,000,000 shares in July 2000. As of May 9, 2003, the Corporation has repurchased 1,458,546 shares through this program.

The increase in the repurchase program is effective immediately. Under the program, the Corporation will purchase shares from time to time both in the open market and in private transactions, depending on market prices and other considerations.

Jean R. Hale, Vice Chairman, President and CEO, stated "We believe that investing in the Corporation's common stock represents an attractive investment and a good use of the Corporation's funds."

Community Trust Bancorp, Inc., with assets of $2.5 billion, is headquartered in Pikeville, Kentucky and has 69 banking locations across eastern, northern, central, and south central Kentucky and 5 banking locations in southern West Virginia.